Amended and Restated Agreement and Plan of Merger

by and among

Way Cool Imports, Inc.,

a Nevada corporation;

Way Cool Merger Sub, Inc.,

a corporation to be formed;

and

QuantumSphere, Inc.,
a California corporation

Dated as of April 22, 2014

i

3.11	Proprietary Assets	17
3.12	Liabilities	18
3.13	Compliance with Legal Requirements	18
3.14	Tax Matters	18
3.15	Government Approvals	19

SECTION 4.	CLOSING DELIVERIES.	19

4.1	Conditions to the Obligations of the Company	19
4.2	Conditions to the Obligations of Parent and Merger Sub	20
4.3	Closing Deliveries	21

SECTION 5.	POST-CLOSING COVENANTS	22

5.1	Continuing Indemnification; Insurance Policy	22
5.2	[Intentionally Omitted]	22
5.3	Public Announcements	22
5.4	Form 8-K	22
5.5	Lock-Up	23
5.6	Tax Free Reorganization	23

SECTION 6.	INDEMNIFICATION	23

6.1	Survival of Representations, Etc.	23
6.2	Company Indemnification	24
6.3	Parent/Merger Sub Indemnification	24
6.4	Indemnification Completion Date	24
6.5	Determination of Damages	24
6.6	No Consequential Damages	25
6.7	Exclusive Remedy	25

SECTION 7.	MISCELLANEOUS PROVISIONS	25

7.1	Further Assurances	25
7.2	Fees and Expenses	25
7.3	Attorneys’ Fees	25
7.4	Notices	26
7.5	Time of the Essence	26
7.6	Headings	26
7.7	Counterparts	27
7.8	Governing Law	27
7.9	Successors and Assigns	27
7.10	Specific Performance	27
7.11	Waiver	27
7.12	Amendments	27
7.13	Severability	27
7.14	Parties in Interest	27
7.15	Entire Agreement	27
7.16	Construction	28

EXHIBIT A –DEFINITIONS		A-1
EXHIBIT B – FORM OF AMENDED AND RESTATED BYLAWS		B-1
EXHIBIT C – FORM OF OMNIBUS EQUITY INCENTIVE PLAN		C-1

ii

SCHEDULES

TO

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

iii

AMENDED AND RESTATED AGREEMENT AND PLAN
OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 22, 2014, by and among Way Cool Imports, Inc., a Nevada corporation (“Parent”); Way Cool Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and QuantumSphere, Inc., a California corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”). The capitalized terms used in this Agreement are defined in Exhibit A. This Agreement amends and restates that certain Agreement and Plan of Merger dated as of November 15, 2013 originally entered into by and among the Parties (the “Original Agreement”).

RECITALS

A.           The Board of Directors of each of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective entities and the stockholders thereof to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of Parent.

B.           Pursuant to the Merger, (i) outstanding shares of common stock, no par value per share, of the Company (“Company Common Stock”), (ii) options to purchase shares of common stock of the Company (“Company Option”), and (iii) warrants to purchase shares of common stock of the Company (“Company Warrant”), will, in accordance with this Agreement, be exchanged, on a one-for-one (1:1) basis, for (A) shares of common stock, $0.001 par value per share, of Parent (“Parent Common Stock”), (B) options to purchase shares of common stock of the Parent (“Parent Option”), and (iii) warrants to purchase shares of common stock of the Parent (“Parent Warrant”), respectively.

C.           The Parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and to cause the Merger to qualify as a tax-free reorganization under the provisions of Section 368 of the Code.

E.           The Parent Common Stock to be issued in connection with the Merger will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder.

AGREEMENT

The Parties to this Agreement agree as follows:

Section 1.          Description of Transaction

1.1           Merger of the Company into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2           Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California Corporations Code (the “CCC”) and the Nevada Revised Statutes (the “NRS”).

1.3           Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of QuantumSphere, Inc., 2905 Tech Center Drive, Santa Ana, CA 92705, no later than within four (4) business days after the satisfaction or waiver of the conditions set forth in Section 4 hereof (the “Closing Date”). At the Closing, the Merger will be consummated by the filing of the Certificate of Merger, in such form as required by, and signed and attested in accordance with, the relevant provisions of the CCC, with the Secretary of State of the State of California and the filing of the Articles of Merger, in such form as required by, and signed and attested in accordance with, the relevant provisions of the NRS, with the Secretary of State of the State of Nevada (the time of the filing of such instruments or the effective date set forth in such instruments being the “Effective Time”).

1.4           Articles of Incorporation and Bylaws; Directors and Officers.

(a)          The Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation;

(b)          The Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; and

(c)          The respective directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

1.5           Merger Consideration; Conversion of Securities.

(a)          Merger Consideration. The “Aggregate Merger Consideration” payable by Parent upon the Closing shall consist of the following: (i) 17,177,066 shares of Parent Common Stock, (ii) Parent Options to purchase 5,942,078 shares of Parent Common Stock (on identical exercise terms as the Company Options being exchanged), and (iii) Parent Warrants to purchase up to 9,883,233 shares of Parent Common Stock (on identical exercise terms as the Company Warrants being exchanged). The Aggregate Merger Consideration for the shareholders of the Company as of the Effective Time (collectively, the “Shareholders”) and for each optionee and warrant holder of the Company is set forth on Schedule 1.5(a).

(b)          Equity Exchange. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company:

(i)          Each outstanding share of Company Common Stock shall be exchanged for one (1) share of Parent Common Stock;

(ii)         Each outstanding Company Option shall be exchanged for a Parent Option with an identical exercise price, exercise term, and number of underlying shares of common stock;

(iii)        Each outstanding Company Warrant shall be exchanged for a Parent Warrant with an identical exercise price, exercise term, and number of underlying shares of common stock; and

(iv)        The shares of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become the outstanding shares of capital stock of the Surviving Corporation following the Effective Time.

1.6           Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Common Stock (the “Company Common Stock Certificates”), that were outstanding immediately prior to the Effective Time, shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.

1.7           Exchange of Certificates; Options and Warrants.

(a)          At the Closing, upon the delivery by Shareholders to Parent the Company Common Stock Certificates held by such Shareholders, which shall be properly endorsed in blank or shall be accompanied by a properly executed stock power, Parent shall deliver to each Shareholder one or more certificates representing the Parent Common Stock issuable to them per Section 1.5(b)(i); provided that the certificates delivered by Parent shall represent only whole shares of Parent Common Stock and shall be rounded up or down to the nearest whole number of shares in lieu of any fractional shares to which a Stockholder would otherwise be entitled. All Company Common Stock Certificates surrendered to Parent shall be canceled, and until surrendered and canceled as contemplated by this Section 1.7(a), shall be deemed, from and after the Effective Time, to represent only the right to receive a pro rata portion of the Parent Common Stock. If any Company Common Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Common Stock Certificate to provide an appropriate affidavit and indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such lost, stolen or destroyed Company Common Stock Certificate.

(b)          At the Closing, the option holders of the Company (“Optionees”) shall deliver to Parent the option certificates (“Option Certificates”) held by such Optionees, which shall be properly endorsed in blank or shall be accompanied by a properly executed stock power, and Parent shall deliver to each Optionee one or more Option Certificates representing the Parent Options issuable to them per Section 1.5(b)(ii); provided that the Option Certificates delivered by Parent shall represent only whole shares of Parent Common Stock issuable upon exercise of the Parent Options, and shall be rounded up or down to the nearest whole number of shares in lieu of any fractional shares to which an Optionee would otherwise be entitled upon exercise of Parent Options. All Option Certificates surrendered to Parent shall be canceled, and until surrendered and canceled as contemplated by this Section 1.7(b), shall be deemed, from and after the Effective Time, to represent only the right to receive a pro rata portion of the Parent Options. If any Company Option shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Options, require the owner of such lost, stolen or destroyed Option Certificate to provide an appropriate affidavit and indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such lost, stolen or destroyed Option Certificate.

(c)          At the Closing, the warrant holders of the Company (“Warrant Holders”) shall deliver to Parent the warrant certificates (“Warrant Certificates”) held by such Warrant Holders, which shall be properly endorsed in blank or shall be accompanied by a properly executed stock power, and Parent shall deliver to each Warrant Holders one or more Warrant Certificates representing the Parent Warrants issuable to them per Section 1.5(b)(iii); provided that the Warrant Certificates delivered by Parent shall represent only whole shares of Parent Common Stock issuable upon exercise of the Parent Warrants, and shall be rounded up or down to the nearest whole number of shares in lieu of any fractional shares to which an Warrant Holder would otherwise be entitled upon exercise of Parent Warrants. All Warrant Certificates surrendered to Parent shall be canceled, and until surrendered and canceled as contemplated by this Section 1.7(c), shall be deemed, from and after the Effective Time, to represent only the right to receive a pro rata portion of the Parent Warrants. If any Company Warrant shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Warrants, require the owner of such lost, stolen or destroyed Warrant Certificate to provide an appropriate affidavit and indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such lost, stolen or destroyed Warrant Certificate.

(d)          Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Shareholder, Optionee or Warrant Holder pursuant to this Agreement, such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8           Adjustment to Aggregate Merger Consideration; Company Common Stock. If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the number of shares of Parent Common Stock comprising the Aggregate Merger Consideration shall be appropriately adjusted. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Pro Rata Merger Consideration shall be appropriately adjusted.

1.9           Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.          Representations and Warranties of the Company

Contemporaneously with the execution and delivery of this Agreement, the Company shall deliver to Parent disclosure schedules numbered according to the relevant sections in this Agreement (the “Disclosure Schedules”). Any exception or qualification set forth in the Disclosure Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement as and to the extent the content of such disclosure makes its applicability to such other representations, warranties and covenants reasonably apparent. Subject to the exceptions and qualifications set forth in the Disclosure Schedules, the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1           Due Organization; Subsidiaries.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under this Agreement.

(b)          The Company is not and has not been required to be qualified, authorized, registered or licensed to transact business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Schedule 2.1(b), except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Schedule 2.1(b).

(c)          Schedule 2.1(c) sets forth (i) the names of the members of the Company’s board of directors, and (ii) the names and titles of the Company’s officers. The Company’s board of directors has an audit, compensation and nominating committee.

(d)          As of the date of this Agreement, the Company does not have any direct nor any indirect subsidiaries.

(e)          The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any other Entity.

2.2           Governing Documents; Records. The Company has provided Parent with accurate and complete copies for the Company of: (a) its Articles of Incorporation and its Bylaws; (b) its stock or other securities records; and (c) its minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of its shareholders and its board of directors. The Company is not in violation of any of the provisions of its Articles of Incorporation or its Bylaws. The stock or other securities records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects.

2.3           Capitalization, Etc.

(a)          The authorized capital stock of the Company consists of (i) fifty million (50,000,000) shares of Company Common Stock, no par value, of which 17,177,066 shares are presently issued and outstanding (including 5,447,194 shares issued pursuant to the conversion of certain outstanding notes immediately prior to the closing of the Merger and 1,267,000 shares issued immediately prior to the closing of the Merger pursuant to the Company’s private placement), and (ii) five hundred thousand (500,000) shares of blank check preferred stock, no par value (“Company Preferred Stock”), of which zero shares are issued and outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable and have been issued and granted in material compliance with all applicable securities laws and other applicable Legal Requirements. No Person other than the Shareholders owns, directly or indirectly, or has the right to vote or control any shares of Company Common Stock.

(b)          Except as provided in Schedule 2.3(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of Company Common Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Common Stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company Common Stock or any other securities of the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Company Common Stock or other securities of the Company (each such right described in clauses (i) through (iv), a “Company Derivative Security”).

(c)          The Company has never repurchased, redeemed or otherwise reacquired any shares of Company Common Stock or other securities of the Company.

2.4           Financial Statements.

(a)          Set forth in Schedule 2.4 are the unaudited balance sheet, income statement, statement of cash flows and statement of stockholders’ equity of the Company as of, and for the nine month period ended, September 30, 2013 (the “Unaudited Financial Statements”), and the audited balance sheet, income statement, statement of cash flows and statement of stockholders’ equity of the Company as of and for the years ended, December 31, 2010, December 31, 2011 and December 31, 2012 (collectively, the “Audited Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”).

(b)          The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the Unaudited Financial Statements do not have notes thereto) applied on a consistent basis throughout the periods indicated. The Financial Statements present fairly the financial condition, cash flows and operating results of the Company and its consolidated subsidiaries as of the dates, and for the periods, indicated therein, subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments, which, individually and in the aggregate, would not be material, and are consistent with the books and records of the Company and the subsidiaries.

2.5           Absence of Changes. Except as set forth in Schedule 2.5, since December 31, 2012:

(a)          There has not been any material adverse change in the Company’s business, financial condition, or operations, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company or the Subsidiaries, respectively;

(b)          There has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(c)          The Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of its securities, and the Company has not repurchased, redeemed or otherwise reacquired any of its securities;

(d)          There has been no amendment to the Company’s Articles of Incorporation or Bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e)          The Company has not made any single capital expenditure in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(f)          The Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(g)          The Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness of a material nature;

(h)          The Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

(i)          The Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j)          The Company has not (i) established or adopted any employee benefit plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(k)         The Company has not changed any of its methods of accounting or accounting practices in any respect;

(l)          The Company has not made any Tax election;

(m)        The Company has not commenced or settled any Legal Proceeding;

(n)         The Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices;

(o)         The Company has not sold, issued or authorized the issuance of (i) any of its respective capital stock or other securities, (ii) any option or right to acquire any of its respective capital stock or any other securities, or (iii) any instrument convertible into or exchangeable for any or its respective capital stock or other securities; and

(p)          The Company has not agreed or committed to take any of the actions referred to in clauses (c) through (o) of this Section 2.5, other than as set forth in Schedules 2.5(h), 2.5(i) and 2.5(o).

2.6           Title to Assets.

(a)          The Company has good and valid title to, all of the material assets purported to be owned by it, free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (iii) the Encumbrances set forth on Schedule 2.6(a).

(b)          Schedule 2.6(b) identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

2.7           Bank Accounts. Schedule 2.7 sets forth with respect to each account maintained by or for the benefit of the Company the name of the bank or financial institution at which the account is located.

2.8           Equipment; Leasehold.

(a)          All material items of equipment and other tangible assets owned by or leased to each of the Company are adequate for the uses to which they are being put, are in good operating condition and repair in all material respects (ordinary wear and tear excepted), and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

(b)          The Company does not own any real property or any interest in real property, except for the leasehold interests created under the real property leases identified in Schedule 2.8(b).

2.9           Proprietary Assets.

(a)          Schedule 2.9(a)(i) sets forth, with respect to each Proprietary Asset that is owned by the Company and registered with a Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application, if any. Schedule 2.9(a)(ii) identifies all other Proprietary Assets owned by the Company that are material to its business. There are no ongoing royalty or other payment obligations in excess of Ten Thousand Dollars ($10,000.00) with respect to each Proprietary Asset that is licensed or otherwise made available to either the Company by any Person and is material to the Company’s business (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public). The Company has good and valid title to all of its Company Proprietary Assets identified in Schedules 2.9(a)(i) and 2.9(a)(ii), free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, or (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Company has a valid right to use, license and otherwise exploit all of its respective Proprietary Assets identified in Schedules 2.9(a)(i) and 2.9(a)(ii). There is no Contract pursuant to which any Person other than the Company has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

(b)          The Company has taken reasonable measures and precautions to protect and maintain the confidentiality of its material Company Proprietary Assets. To the Company’s Knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Company Proprietary Asset.

(c)          (i) All patents, trademarks, service marks and copyrights held by the Company are valid, enforceable and subsisting; (ii) to the Company’s Knowledge, none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or conflicts in any respect with any Proprietary Asset owned or used by any other Person; (iii) to the Company’s Knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset; and (iv) in each case to the Company’s Knowledge, the Company has not taken any action that has infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and the Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person.

(d)          The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business is being conducted. Neither the Company nor any Subsidiary has (i) licensed any of the Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

2.10         Contracts.

(a)          Schedule 2.10(a) identifies:

(i)          each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor which involves payment obligations of $100,000 or more per year;

(ii)         each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset which involves payment obligations of $100,000 or more per year;

(iii)        each Company Contract imposing any restriction on the Company’s or right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

(iv)        each Company Contract creating an agency relationship, distribution arrangement or franchise relationship;

(v)         each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company or any Subsidiary;

(vi)        each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, or any indemnity surety arrangement;

(vii)       each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(viii)      each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(ix)         each Company Contract constituting a Government Contract;

(x)          any other Company Contract that was entered into outside the ordinary course of business; and

(xi)         any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, or (B) the performance of services having a value in excess of One Hundred Thousand Dollars ($100,000).

The Company Contracts in the respective categories described in this Section 2.10(a) are referred to in this Agreement as the “Material Contracts.”

(b)          The Company has delivered to Parent accurate and complete copies of all written Material Contracts, including all amendments thereto. Each Material Contract is valid and in full force and effect, and, to the Company’s Knowledge, is enforceable by the Company, or if applicable Subsidiary, in accordance with its terms.

(c)          Except as set forth in Schedule 2.10(c):

(i)          The Company has not violated or breached, or committed any default (excluding a technical default) under, any Material Contract, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any material default under, any Material Contract;

(ii)         To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify in any material respect any Material Contract; and

(iii)        The Company has not waived any material rights under any Material Contract.

(d)          No Person is currently renegotiating any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e)          The Material Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business in substantially the manner in which such business is currently being conducted.

2.11         Liabilities. The Company has not accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified set forth in the Unaudited Interim Balance Sheet; and (b) accounts payable and accrued salaries, consulting fees and expenses that have been incurred by the Company since September 30, 2013 in the ordinary course of business and consistent with the Company’s past practices.

2.12         Compliance with Legal Requirements. The Company is in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on it. The Company has not received any written notice from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, that remains outstanding or otherwise unresolved.

2.13         Governmental Authorizations. Schedule 2.13 identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Schedule 2.13 are valid and in full force and effect, and collectively constitute all Governmental Authorizations required or necessary to enable each of the Company to conduct its business substantially in the manner in which the business is currently being conducted. The Company is in substantial compliance with the Governmental Authorizations identified in Schedule 2.13. The Company has not received any written notice from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization identified in Schedule 2.13, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified in Schedule 2.13 that remains outstanding or otherwise unresolved.

2.14         Tax Matters.

(a)          All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (collectively, the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been paid. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since December 31, 2006.

(b)          There have been no examinations or audits of any Company Return. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

(c)          No claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(d)          There is no Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(e)          The Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from September 30, 2013 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

2.15         Employee and Labor Matters; Benefit Plans.

(a)          Schedule 2.15(a) identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “Plans”) sponsored, maintained, contributed to or required to be contributed to by the Company or a Subsidiary for the benefit of any employee of the Company or such Subsidiary (“Employee”), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate. Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements.

(b)          Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

(c)          Except as set forth in Schedule 2.15(c), neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

2.16         Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws. The Company has not received any written notice from a Governmental Body that alleges that they are not in compliance with any Environmental Law that has not been resolved. All Governmental Authorizations currently held by the Company and the Subsidiaries pursuant to Environmental Laws are identified in Schedule 2.16. For purposes of this Section 2.16: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Environmental Law.

2.17         Insurance. Schedule 2.17 identifies all insurance policies maintained by the Company and identifies any material claims pending thereunder, and the Company has delivered to Parent accurate and complete copies of such insurance policies. Each of the insurance policies is in full force and effect and the Company has not received any written notice regarding any (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18         Related Party Transactions. No Related Party (a) has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b)  is indebted to the Company; (c) has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) is competing, directly or indirectly, with the Company; and (e) has any claim or right against the Company (other than rights to receive compensation for services performed as an Employee). For purposes of this Section 2.18, each of the following shall be deemed to be a “Related Party”: (i) each individual who is an officer of the Company; (ii) each member of the immediate family of each of such officer; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.19         Legal Proceedings; Orders.

(a)          Except as set forth in Schedule 2.19 of the Disclosure Schedules, there is no pending Legal Proceeding, and to the Company’s Knowledge no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company, or any Subsidiary or any of their respective assets or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

(b)          There is no order, writ, injunction, judgment or decree to which the Company, or any of its assets is subject.

(c)          To the Company’s Knowledge, no officer or other employee of the Company or any Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

(d)          To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

2.20         Authority; Binding Nature of Agreement. The Company has the power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company. This Agreement and the Merger has been unanimously approved by the board of directors of the Company and is subject to the approval of the Shareholders (the “Required Shareholder Approval”). This Agreement constitutes a legal, valid and binding obligation of each of the Company, enforceable against each of the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

2.21         Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)          Contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s Articles of Incorporation or Bylaws, or (ii) any resolution adopted by the Shareholders or the Company’s board of directors;

(b)          Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c)          Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d)          Contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) accelerate the maturity or performance of any Material Contract, or (iii) cancel, terminate or modify any Material Contract; or

(e)          Result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company, except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

Other than for the Required Shareholder Approval, the filing of the Certificate of Merger with the Secretary of State of the State of California pursuant to the CCC, the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to the NRS, and filings required under and in compliance with other Legal Requirements, the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.22         No Brokers' Fees. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Parent, Merger Sub or the Company could become liable or obligated.

2.23         No Other Representations. Except for the representations and warranties of the Company contained in this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representations or warranties in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations or warranties on behalf of the Company.

Section 3.          Representations and Warranties of Parent and Merger Sub

Contemporaneously with the execution and delivery of this Agreement, Parent shall deliver to the Company disclosure schedules numbered according to the relevant sections in this Agreement (the “Parent Disclosure Schedules”). Any exception or qualification set forth in the Parent Disclosure Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement as and to the extent the content of such disclosure makes its applicability to such other representations, warranties and covenants reasonably apparent. Subject to the exceptions and qualifications set forth in the Parent Disclosure Schedules, Parent hereby represents and warrants to the Company as follows:

3.1           Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. As of the Closing Date, Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

3.2           Requisite Power and Authority. Parent and Merger Sub each have all necessary power and authority (a) to conduct their business in the manner in which their business is currently being conducted; (b) to own and use their assets in the manner in which their assets are currently owned and used; and (c) to perform their obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company. This Agreement and the Merger have been unanimously approved by the board of directors of Parent and Merger Sub, which is the only approval required. For the avoidance of doubt, no approval of the stockholders of Parent is required to approve this Agreement, the Merger or the other transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

3.3           Non-Contravention; Consents. Except as set forth in Schedule 3.3, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)          Contravene, conflict with or result in a violation of (i) any of the provisions of Parent’s or Merger Sub’s Articles of Incorporation or Bylaws, or (ii) any resolution adopted by Parent’s stockholders or Parent’s or Merger Sub’s board of directors;

(b)          Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject;

(c)          Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to Parent’s or Merger Sub’s business or to any of the assets owned or used by them;

(d)          Contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any material Contract, (ii) accelerate the maturity or performance of any material Contract, or (iii) cancel, terminate or modify any material Contract, in each case to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound; or

(e)          Result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by Parent or Merger Sub, except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent or Merger Sub.

Except as set forth in Schedule 3.3, neither Parent nor Merger Sub is required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.4           Parent Common Stock and Warrants to Purchase Shares of Parent Common Stock. The entire authorized capital stock of Parent consists of 500,000,000 shares of Common Stock, $.001 par value per share, of which 54,520,000 shares are issued and outstanding as of March 5, 2014 and a maximum of 4,200,000 shares will be issued and outstanding as of the consummation of the Merger, and 10,000,000 shares of Preferred Stock, $.001 par value per share, none of which are issued or outstanding. In addition, as of the date of this Agreement, Parent has issued warrants to purchase 3,500,000 shares of Parent Common Stock and as of the consummation of the Merger, Parent will have outstanding warrants to purchase 3,500,000 shares of Parent Common Stock, all of which shall be exercisable for a period of five (5) years at an exercise price of $1.50 per share. All outstanding shares of Parent Common Stock are validly issued, fully paid, non-assessable and not subject to any preemptive rights, or to any agreement to which Parent is a party or by which Parent may be bound that would conflict with the obligations of Parent under this Agreement or the transactions contemplated hereby. The shares of Parent Common Stock to be issued pursuant to the terms of this Agreement are validly authorized and reserved for issuance and, when such shares of Parent Common Stock have been duly delivered pursuant to the terms of this Agreement, will be fully paid and non-assessable and issued in compliance with all applicable securities laws and other applicable Legal Requirements, and will not have been issued in violation of any preemptive or similar right of any stockholder of Parent or other Person. The shares of Parent Common Stock issued in the Merger shall have the right to be voted in the election of directors of Parent.

3.5           Filings with the SEC. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time for filing (and has filed any such SEC Reports prior to the expiration of any such extension). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  To Parent’s Knowledge, none of the SEC Reports is the subject of any ongoing review or investigation by the SEC or any Governmental Body. There are no unresolved SEC comments with respect to any of such SEC Reports. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.6           Financial Statements. The financial statements of Parent and its subsidiaries included (or incorporated by reference) in the SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, change in stockholders’ equity and consolidated financial position of Parent and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of their unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP throughout the periods covered, except in each case, as indicated in such statements or in the notes thereto (and except that unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

3.7           Absence of Certain Changes. Since December 31, 2012, except as set forth in Schedule 3.7, there has not been:

(a)          Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent;

(b)          Any split, combination or reclassification of any capital stock of Parent or any issuance or the authorization of any issuance of any securities of Parent;

(c)          Any amendment of any material term of any outstanding security of Parent; or

(d)          Any contract, agreement, arrangement or understanding by Parent to do any of the things described in the preceding clauses (a) through (c).

In addition, except as disclosed in the SEC Reports or on Schedule 3.7: (i) since December 31, 2012, no event or events have occurred or condition or conditions have existed that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the operations, business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole; and (ii) since December 31, 2012 through and including the date of this Agreement, Parent and its subsidiaries have generally carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

3.8           Legal Proceedings; Orders; Permits.

(a)          Except as set forth in Schedule 3.8 of the Parent Disclosure Schedules, there is no pending Legal Proceeding, and to Parent’s Knowledge no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent, any of its subsidiaries, Merger Sub or any of their respective assets or any Person whose liability Parent, such subsidiary or Merger Sub has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To Parent’s Knowledge, except as set forth in Schedule 3.8, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)          There is no order, writ, injunction, judgment or decree to which Parent, any of its subsidiaries or Merger Sub or any of their assets is subject.

(c)          Parent and each of its subsidiaries hold all material permits, licenses, franchises and authorizations necessary for the lawful conduct of their respective businesses, and are in compliance in all material respects with all Legal Requirements.

3.9           No Brokers' Fees. Except as set forth in Schedule 3.9, neither Parent nor Merger Sub have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.10         Operations; Capitalization of Merger Sub. Merger Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has no employees and has conducted its operations only as contemplated hereby. The authorized capital stock of Merger Sub will consist of 1,000 shares of common stock, $.001 par value per share, all of which will be owned by Parent and will be validly issued, fully paid and non-assessable as of the Closing Date.

3.11         Proprietary Assets.

(a)          Parent or an Affiliate has good and valid title to all of its respective Proprietary Assets, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent or Affiliate, or (iii) as set forth on Schedule 3.11(a) of the Parent Disclosure Schedules. Parent or an Affiliate has a valid right to use, license and otherwise exploit all of its material Proprietary Assets. Except as set forth in Schedule 3.11(a) of Parent Disclosure Schedules, there is no Contract pursuant to which any Person other than Parent or an Affiliate has any right (whether or not currently exercisable) to use, license or otherwise exploit any material Proprietary Asset.

(b)          Parent and its Affiliates have taken reasonable measures and precautions to protect and maintain the confidentiality of their respective Proprietary Assets. To Parent’s Knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Proprietary Asset.

(c)          (i) All patents, trademarks, service marks and copyrights that are material to the business and held by Parent or an Affiliate are valid, enforceable and subsisting; (ii) to Parent’s Knowledge, none of the Proprietary Assets and no Proprietary Asset that is currently being developed by Parent or an Affiliate (either by itself or with any other Person) infringes, misappropriates or conflicts in any material respect with any Proprietary Asset owned or used by any other Person; (iii) to Parent’s Knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset that is material to Parent’s or any Affiliate’s business and (iv) in each case to Parent’s Knowledge, neither Parent nor any Affiliate has infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and neither Parent nor any Affiliate has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person.

3.12         Liabilities. Neither Parent, Merger Sub nor any Affiliate has accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified set forth in the Parent Financial Statements; and (b) accounts payable and accrued expenses that have been incurred by Parent since September 30, 2013 in the ordinary course of business and consistent with Parent’s past practices (collectively, the “Parent Liabilities”), where, as of the Closing Date, neither Parent, Merger Sub nor any Affiliate shall have any Parent Liabilities outstanding, including all costs and expenses incurred in relation to the Merger.

3.13         Compliance with Legal Requirements. Parent is in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on it. Except as set forth in Schedule 3.13 of the Parent Disclosure Schedules, Parent has not received any written notice from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, that remains outstanding or otherwise unresolved.

3.14         Tax Matters.

(a)          All Tax Returns required to be filed by or on behalf of Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (collectively, the “Parent Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Parent Returns to be due on or before the Closing Date have been paid.

(b)          Except as set forth in Schedule 3.14(b) of the Parent Disclosure Schedules, there have been no examinations or audits of any Parent Return. Except as set forth in Schedule 3.14(b) of the Parent Disclosure Schedules, no extension or waiver of the limitation period applicable to any of the Parent Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from Parent.

(c)          Except as set forth in Schedule 3.14(c) of the Parent Disclosure Schedules, no claim or Legal Proceeding is pending or, to Parent’s Knowledge, has been threatened against or with respect to Parent in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Parent with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Parent and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Parent except liens for current Taxes not yet due and payable. Parent has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Parent has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(d)          There is no Contract covering any employee or independent contractor or former employee or independent contractor of Parent that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Parent is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

3.15         Government Approvals. Except for (a) the filing with the SEC of the filings required hereunder, and compliance with other applicable requirements of the Securities Act and the Exchange Act, (b) the filing of the Certificate of Approvals with the Secretary of State of the State of California pursuant to the CCC, (c) the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to the NRS, and (d) filings required under and in compliance with other Legal Requirements, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby.

Section 4.  Closing Deliveries.

4.1           Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)          The filing by Parent of a Form D with the SEC with respect to the proposed merger of the Company with and into Merger Sub;

(b)          The Merger Agreement shall have been approved by the board of directors as well as the stockholders of Parent;

(c)          The amendment and restatement of the Bylaws of Parent, in the form attached hereto as Exhibit B (the “Amended and Restated Bylaws”), shall have been approved by Parent’s board of directors in accordance with the NRS;

(d)          The adoption and approval of that certain Omnibus Equity Incentive Plan, in the form attached hereto as Exhibit C (the “Incentive Plan”), shall have been approved by Parent’s board of directors in accordance with the NRS;

(e)          No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (i) is in effect and (ii) has the effect of prohibiting the Merger or making the Merger illegal.

(f)          The representations and warranties of the Parent and Merger Sub made in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualifications or limitations as to “materiality” or “material adverse effect” set forth therein), except as does not constitute a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time (in which case, where the failure of such representations and warranties to be true and correct as of such times does not constitute a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby at the Closing Date).

(g)          Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

(h)          No litigation brought by a Governmental Entity of competent jurisdiction shall be pending that has a reasonable likelihood of success and wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction.

(i)          Prior to or at the Closing, Parent and Merger Sub shall have delivered in form and substance reasonably acceptable to the Company a certificate of an officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in this Section are satisfied.

4.2           Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)          The Required Shareholder Approval shall have been obtained.

(b)          No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (i) is in effect and (ii) has the effect of prohibiting the Merger or making the Merger illegal.

(c)          The representations and warranties of the Company made in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualifications or limitations as to “materiality” or “Company Material Adverse Effect” set forth therein), except as does not constitute a Company Material Adverse Effect, except to the extent such representations and warranties expressly relate to an earlier time (in which case, where the failure of such representations and warranties to be true and correct as of such times does not constitute Company Material Adverse Effect).

(d)          The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(e)          Prior to or at the Closing, Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the adoption of resolutions of the board of directors of the Company whereby this Agreement, the Merger and the transactions contemplated hereunder were approved by the board of directors (attaching a copy of the meeting minutes at which or written consent via which such action was taken), and (ii) that the Required Shareholder Approval has been obtained and which attaches a copy of the notice of meeting, minutes and/or other documents evidencing receipt of the Required Shareholder Approval.

(f)          No litigation brought by a Governmental Entity of competent jurisdiction shall be pending that has a reasonable likelihood of success and wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction by any Governmental Entity of competent jurisdiction shall be in effect.

(g)          Prior to or at the Closing, the Company shall have delivered in form and substance reasonably acceptable to Parent a certificate of the Chief Executive Officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in this Section are satisfied.

4.3           Closing Deliveries.

(a)          By Parent. At the Closing, Parent shall deliver or cause to be delivered to the Company the following, each of which shall be in full force and effect:

(i)          Certified resolutions of Parent’s board of directors and Parent’s stockholders authorizing and approving the Amended and Restated Bylaws and the Incentive Plan;

(ii)         Certified resolutions of the board of directors of each of Parent and Merger Sub authorizing the Merger, approving this Agreement and, by the Parent’s board of directors, the issuance of the Aggregate Merger Consideration;

(iii)        All Consents required to be obtained by Parent in connection with the Merger and the other transactions contemplated by this Agreement;

(iv)        A long form good standing certificate for Parent and Merger Sub as issued by the Secretary of State, or other appropriate agency, of the state of Parent’s or such subsidiary’s domicile, each dated within ten (10) days of the Closing Date; and

(v)         Certified resolutions of the board of directors of Parent appointing the Company’s current directors (as set forth in Schedule 2.1(c)) as the directors of Parent and the Company’s current officers (as set forth in Schedule 2.1(c)) as the officers of Parent as of the Effective Time.

(b)          By the Company. At the Closing, the Company shall deliver or cause to be delivered to Parent the following, each of which shall be in full force and effect:

(i)          Certified resolutions of the board of directors and the shareholders of the Company authorizing the Merger and approving this Agreement;

(ii)         All Consents required to be obtained by the Company in connection with the Merger and the other transactions contemplated by this Agreement; and

(iii)        A long form good standing certificate for the Company as issued by the California Secretary of State, dated within ten (10) days of the Closing Date.

Section 5.  pOST-CLOSING Covenants

5.1           Continuing Indemnification; Insurance Policy. Parent and Merger Sub agree that all rights to indemnification (including advancement of expenses) existing on the date of this Agreement in favor of the present or former officers and directors of the Company with respect to actions taken in connection with the Company prior to Closing as provided in the Company’s Articles of Incorporation and Bylaws shall survive the Closing and continue in full force and effect for a period of three (3) years following the Closing. Parent shall maintain in effect, or shall cause the Surviving Corporation to maintain in effect, a directors’ and officers’ liability insurance policy covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy immediately prior to the Closing with coverage in amount and scope at least as favorable as the Company’s existing coverage; provided, however, that this Section 5.1 shall be deemed to have been satisfied if a prepaid policy has been obtained by Parent or the Surviving Corporation which provides such persons with the coverage described in this Section 5.1 for an aggregate period of not less than three (3) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement. Parent shall bear all costs and expenses associated with the policy required to be purchased and maintained pursuant to this Section 5.1 unless the aggregate annual cost thereof exceeds 300% of the annual cost thereof to the Company immediately prior to the Closing, in which case Parent shall acquire the maximum amount of coverage that can be obtained for a premium not to exceed such 300% amount. The Company and its present and former officers and directors are hereby expressly made intended third party beneficiaries of this Section 5.1, and this Section 5.1 may be enforced by all or any of them without joinder of any other Person.

5.2           [Intentionally Omitted].

5.3           Public Announcements. Parent and the Company will each have the right to review and consent to any press release or other public statement issued regarding the Merger and the other transactions contemplated by this Agreement, provided that nothing herein shall be deemed to prohibit Parent from making any public disclosure Parent reasonably believes is required under applicable securities laws.

5.4           Form 8-K. As promptly as practicable after the Closing Date, (a) Parent and the Company shall cooperate and work together in good faith to prepare one or more current reports on Form 8-K under the Exchange Act (the “Form 8-K”) as required by the SEC for disclosure of the transactions contemplated hereby, such Form 8-Ks to be filed by Parent with the SEC, from time to time, as required by Legal Requirements. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with the preparation of the Form 8-Ks. The Company represents and warrants that the information supplied about the Company for inclusion in any Form 8-K shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.5           Lock-Up. Although the Parties acknowledge and agree that no Person shall be required to enter into an agreement restricting the sale, assignment, transfer or other disposition of shares of Parent Common Stock, the Parties acknowledge and agree that: (a) certain shares of Parent Common Stock issued and outstanding as of the Closing Date or issued pursuant to this Agreement shall be characterized as “restricted securities” under the Securities Act inasmuch as such shares were or will be acquired by such Person in a transaction not involving a public offering; (b) such shares are subject to the resale limitations imposed by Rule 144 promulgated pursuant to the Securities Act; and (c) such shares may not otherwise be resold without registration under the Securities Act or the existence of an exemption therefrom.

5.6           Tax Free Reorganization. From and after the Closing Date, Parent shall not take, nor cause the Company or any Affiliate of Parent to take, any actions that would cause the Merger not to be a tax free reorganization under Section 368 of the Code.

Section 6.  INDEMNIFICATION

6.1           Survival of Representations, Etc.

(a)          (i)          The representations and warranties made by the Company (including the representations and warranties set forth in Section 2) shall survive the Closing and shall expire on the second (2nd) anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date (the “Indemnification Completion Date”) any Parent Indemnitee (acting in good faith) delivers to the Company a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Parent Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 6.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the second (2nd) anniversary of the Closing Date until such time as such claim is fully and finally resolved (such final time hereinafter referred to as the “Company Indemnification Completion Date”).

(ii)         The representations and warranties made by Parent and the Merger Sub (including the representations and warranties set forth in Section 3) shall survive the Closing and shall expire on the Indemnification Completion Date provided, however, that if, at any time prior to the third (3rd) anniversary of the Closing Date any Company Indemnitee (acting in good faith) delivers to Parent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Parent and the Merger Sub (and setting forth in reasonable detail the basis for such Company Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 6.3 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the third (3rd) anniversary of the Closing Date until such time as such claim is fully and finally resolved (such final time hereinafter referred to as the “Parent Indemnification Completion Date”).

(b)          The representations, warranties, covenants and obligations of any Party, and the rights and remedies that may be exercised by another Party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of such other Party or any of its Representatives.

(c)          For purposes of this Agreement, (i) each statement or other item of information set forth in the Disclosure Schedules shall be deemed to be a representation and warranty made by the Company in this Agreement; and (ii) each statement or other item of information set forth in the Parent Disclosure Schedules or in any update to the Parent Disclosure Schedules shall be deemed to be a representation and warranty made by Parent and Merger Sub in this Agreement.

6.2           Company Indemnification. From and after the date of this Agreement (but subject to Section 6.4), the Company agrees to hold harmless and indemnify any Parent Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages which are directly or indirectly suffered or incurred by such Parent Indemnitee or to such Parent Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (a) any material inaccuracy in or breach of any representation or warranty made by Company as of the Closing Date that is set forth in this Agreement (after giving effect to the Disclosure Schedules); (b) any material breach of any covenant or obligation of Company; or (c) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (a) or (b) of this Section 6.2 (including any Legal Proceeding commenced by such Parent Indemnitee for the purpose of enforcing any of its rights under this Section 6.2). No Parent Indemnitee shall be entitled to indemnification pursuant to this section until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by Parent or Merger Sub (as the case may be), or to which such Parent Indemnitee has otherwise becomes subject, exceeds $500,000 in the aggregate (the “Threshold”), and once the total amount of such Damages exceeds the Threshold, then Parent Indemnitee shall be entitled to be indemnified against and compensated, reimbursed and paid for only those Damages that exceed the Threshold.

6.3           Parent/Merger Sub Indemnification. From and after the date of this Agreement (but subject to Section 6.04), Parent and Merger Sub jointly and severally agree to hold harmless and indemnify any Company Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages which are directly or indirectly suffered or incurred by any Company Indemnitee or to which any Company Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (a) any material inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub as of the Closing Date that is set forth in this Agreement (after giving effect to the Disclosure Schedules); (b) any material breach of any covenant or obligation of Parent or Merger Sub; or (c) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (a) or (b) of this Section 6.3 (including any Legal Proceeding commenced by any Company Indemnitee for the purpose of enforcing any of its rights under this Section 6.3). No Company Indemnitee shall be entitled to indemnification pursuant to this section until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by such Company Indemnitee, or to which such Company Indemnitee has or otherwise becomes subject, exceeds the Threshold, and once the total amount of such Damages exceeds the Threshold, then such Company Indemnitee shall be entitled to be indemnified against and compensated, reimbursed and paid for only those Damages that exceed the Threshold.

6.4           Indemnification Completion Date. No claims may be brought by any Indemnitee against the Indemnifying Party after the third (3rd) anniversary of the Closing Date; provided, however, that any claims or Legal Proceedings for which indemnification is sought prior to the Indemnification Completion Date shall remain subject to such indemnification obligation until full resolution of the claim or Legal Proceeding.

6.5           Determination of Damages. For purposes of this Agreement, any determination of Damages shall (a) be reduced (i) by any Tax benefits realized by the indemnified party (assuming a combined federal and state income Tax rate of 40 percent), and (ii) by the amount of any insurance proceeds actually recovered by the indemnified party with respect to such Damages (after reasonable good faith efforts to recover thereon, including filing and diligent pursuit of a claim with the insurer); and (b) exclude all items specified in Section 6.6. The calculation of Damages shall not include damages arising because of a change after Closing in Legal Requirements or accounting policies. To the extent that a claim for indemnification by Parent hereunder relates to a liability incurred by the Company and there is an accrual on the Unaudited Interim Balance Sheet in respect of such liability, then the determination of Damages in respect of such claim shall be net of such accrual.

6.6           No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR SUCH OTHER PERSON, INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY.

6.7           Exclusive Remedy. From and after the Effective Time, except for the remedy of specific performance, and except in the case of fraud, indemnification under this Section 6 shall be the sole and exclusive remedy for any claim or action related to or arising out of the transactions contemplated by this Agreement or the operations of the Company prior to the Closing, whether such claim or action is based on contract, tort or otherwise. Parent, Merger Sub and the Company each hereby waive any provision of any Legal Requirement to the extent that it would limit or restrict the agreement contained in this Section.

Section 7.   Miscellaneous Provisions

7.1           Further Assurances. Each Party shall execute and cause to be delivered to the other such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

7.2           Fees and Expenses. Each Party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by them with respect to the other’s business (and the furnishing of information to the other and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement and all agreements, certificates, and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

7.3           Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.4           Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery of the Party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Party to be notified at the address, or to the facsimile number, set forth below, or at such other address or facsimile number that such Party may designate by ten (10) days advance written notice to the other Parties hereto:

if to Parent or Merger Sub to:

Way Cool Imports, Inc.

5555 N. Star Ridge Way

Star, Idaho 83669

Attn: Cornelius Hofman

Telephone: 208-283-1542

Facsimile: _____________

with a copy to (which shall not constitute notice):

Cletha A. Walstrand

1322 Pachua

Ivins, UT 84738

Telephone: 435-688-7317

Facsimile: 435-688-7318

if to the Company:

QuantumSphere, Inc.

2905 Tech Center Dr.

Santa Ana, CA 92705

Attn: Gregory L. Hrncir

Telephone: 714-545-6266

Facsimile: 714-545-6265

with a copy to (which shall not constitute notice):

Ballard Spahr LLP

100 North City Parkway, Suite 1750

Las Vegas, Nevada 89106

Attn: Robert C. Kim

Telephone: 702.471.7000

Facsimile: 702.471.7070

7.5           Time of the Essence. Time is of the essence of this Agreement.

7.6           Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.7           Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

7.8           Governing Law. Except with respect to the effect of the Merger, which shall be governed by California law, this Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Nevada (without giving effect to principles of conflicts of laws).

7.9           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns (if any). Neither the Company nor Parent may assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without the prior consent of the other, which may be granted or withheld in such party’s sole and absolute discretion.

7.10         Specific Performance. The Parties agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) seek a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) seek an injunction restraining such breach or threatened breach.

7.11         Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.12         Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and the Company.

7.13         Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

7.14         Parties in Interest. Except for the provisions of Sections 5.1 and 6, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and permitted assigns (if any).

7.15         Entire Agreement. This Agreement and the other agreements referred to herein, including the Disclosure Schedules and the Parent Disclosure Schedules, set forth the entire understanding of the Parties hereto relating to the subject matter hereof and thereof, and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

7.16         Construction. Except as otherwise indicated, all references in this Agreement to Sections and Exhibits are intended to refer to Sections of this Agreement and Exhibits to this Agreement. Unless the context otherwise requires, (a) all references to articles, sections or schedules are to Articles, Sections or Schedules in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter; and (d) the term “including” means by way of example and not by way of limitation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

The Parties have caused this Amended and Restated Agreement and Plan of Merger to be executed and delivered as of the date set forth above.

PARENT:

WAY COOL IMPORTS, INC.,
a Nevada corporation

By:	/s/ Cornelius Hofman
Cornelius Hofman
Title:	President

MERGER SUB:

WAY COOL MERGER SUB, INC.,
a Nevada corporation

By:	/s/ Cornelius Hofman
Cornelius Hofman
Title:	President

THE COMPANY:

QUANTUMSPHERE, INC.,
a California corporation

By:	/s/ Kevin D. Maloney
Kevin D. Maloney
Title:	President and CEO

Signature Page to

Amended and Restated

Agreement and Plan of Merger

EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Transaction” means any transaction involving:

(a)          the sale, license, disposition or acquisition of all or any portion of the Company’s and the Subsidiaries’ business or assets;

(b)          the issuance, disposition or acquisition of (i) any capital stock or other equity securities of the Company or the Subsidiaries, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity securities of the Company or the Subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity securities of the Company or the Subsidiaries; or

(c)          any merger, consolidation, business combination, reorganization or similar transaction involving the Company or the Subsidiaries.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by written or oral contracts, commitments, understandings or other agreements or credit arrangement or otherwise.

“Aggregate Merger Consideration” has the meaning in Section 1.5(a).

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, including the Disclosure Schedule and the Parent Disclosure Schedule, as it may be amended from time to time.

“Amended and Restated Bylaws” has the meaning in Section 4.1(b).

“CCC” has the meaning in Section 1.2.

“Closing” has the meaning in Section 1.3.

“Closing Date” has the meaning in Section 1.3.

“Code” has the meaning in Recital C.

“Company” has the meaning in the introductory paragraph of this Agreement.

“Company Common Stock” has the meaning in Recital B.

“Company Common Stock Certificates” has the meaning in Section 1.6.

“Company Contract” means any Contract: (a) to which the Company or any Subsidiary is a party; (b) by which the Company, any Subsidiary or any of their respective assets is or may become bound or under which the Company or any Subsidiary, as the case may be, has, or may become subject to, any obligation; or (c) under which the Company or any Subsidiary has or may acquire any right or interest.

A-1

“Company Derivative Security” has the meaning in Section 2.3(b).

“Company Indemnification Completion Date” has the meaning in Section 6.1(a)(i).

“Company Indemnitees” means (a) the Shareholders, (b) the Shareholders’ affiliates (excluding the Surviving Corporation); and (c) the respective successors and assigns of the Persons referred to in clauses (a) and (b) of this definition.

“Company Option” has the meaning in Recital B.

“Company Proprietary Asset” means any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

“Company Returns” has the meaning in Section 2.14(a).

“Company Warrant” has the meaning in Recital B.

“Consent” means any approval, consent, ratification, permission, waiver or authorization, including any Governmental Authorization.

“Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, warranty, or legally binding commitment or undertaking of any nature.

“Damages” means any liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties, including reasonable attorneys’ fees and expenses.

“Disclosure Schedules” has the meaning in the first paragraph of Section 2.

“Effective Time” has the meaning in Section 1.3.

“Employee” has the meaning in Section 2.15(a).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, or restriction of any.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form 8-K” has the meaning in Section 5.4.

“GAAP” means United States generally accepted accounting principles, consistently applied.

A-2

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency or commission, any court or other tribunal; and any other self-regulatory organization such as the Financial Industry Regulatory Authority (FINRA)).

“Incentive Plan” has the meaning in Section 4.1(c).

“Indemnification Completion Date” has the meaning in Section 6.1(a)(i).

“Knowledge” means with respect to an individual, the actual knowledge such individual has together with the knowledge such individual would have had if, based upon known facts or circumstances, such individual had exercised reasonable diligence to inquire on the matter to which such knowledge relates, and with respect to an Entity, the actual knowledge of its officers and directors together with such knowledge of its officers and directors would have had if, based upon known facts or circumstances, such individual had exercised reasonable diligence to inquire on the matter to which such knowledge relates.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, or implemented by or under the authority of any Governmental Body.

“Material Adverse Effect” means any change, circumstance, event or condition that is materially adverse to the operations, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, or that materially impairs the ability of the Company to consummate the transaction, other than any changes, circumstances, events or conditions resulting, directly or indirectly, from: (a) the announcement or performance of the transaction, including any action or inaction by the Company, Parent, Merger Sub or any of the customers, suppliers, lessors, employees or competitors of the business; (b) changes in general economic conditions in any of the markets in which the Company and the Subsidiaries operate (to the extent such change does not affect the Company and the Subsidiaries disproportionately from their competitors); (c) any change in economic conditions or the financial, banking, currency or capital markets in general; (d) national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) changes in any Legal Requirement (to the extent such change does not affect the Company and the Subsidiaries disproportionately from their competitors); (f) changes in GAAP or interpretations thereof or other accounting principles or requirements; (g) any actions taken, failures to take action, or other changes or events relating to the Company, in each case to which Parent has consented in writing; or (h) the taking of any action contemplated by this Agreement.

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“Material Contracts” has the meaning in Section 2.10.

“Materials of Environmental Concern” has the meaning in Section 2.16.

“Merger” has the meaning in Recital A.

“Merger Sub” has the meaning in the introductory paragraph of this Agreement.

“NRS” has the meaning in Section 1.2.

“Parent” has the meaning in the introductory paragraph of this Agreement.

“Parent Common Stock” has the meaning in Recital B.

“Parent Disclosure Schedules” has the meaning in the first paragraph of Section 3.

“Parties” has the meaning in the introductory paragraph of this Agreement.

“Person” means any individual, Entity or Governmental Body.

“Employee” has the meaning in Section 2.15(a).

“Parent Indemnification Completion Date” has the meaning in Section 6.1(a)(ii).

“Parent Indemnitees” means the following Persons: (a) Parent; (b) Parent’s affiliates (including the Surviving Corporation); and (c)  the respective successors and assigns of the Persons referred to in clauses (a) and (b) of this definition.

“Parent Liabilities” has the meaning in Section 3.12.

“Parent Option” has the meaning in Recital B.

“Parent Returns” has the meaning in Section 3.14(a).

“Parent Warrant” has the meaning in Recital B.

“Plans” has the meaning in Section 2.15(a).

“Proprietary Asset” means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

“Related Party” has the meaning in Section 2.18.

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“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Shareholder Approval” has the meaning in Section 2.20.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning in Section 3.5.

“Securities Act” has the meaning in Recital E.

“Shareholders” has the meaning in Section 1.5(a).

“Subsidiaries” has the meaning in Section 2.1(d).

“Surviving Corporation” has the meaning in Section 1.1.

“Tax” means any tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Unaudited Financial Statements” has the meaning in Section 2.4(a).

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